Exhibit 8.2

May 31, 2018

MTGE Investment Corp.

2 Bethesda Metro Center, 12th Floor

Bethesda, Maryland 20814

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 7.11 and clause (E)(5)(ii) of Annex B of the Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of May 2, 2018, by and among: Annaly Capital Management, Inc., a Maryland corporation (“Parent”); Mountain Merger Sub Corporation, a Maryland corporation and a wholly owned subsidiary of Parent (“Purchaser”); and MTGE Investment Corp., a Maryland corporation (the “Company”).

Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Pursuant to the Agreement: (i) Purchaser shall make an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of Company Common Stock; and (ii) the Company will merge with and into Purchaser, with Purchaser surviving (the “Merger”).

We have acted as counsel to the Company in connection with the Offer and the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a) the Agreement;

(b) the Offer Documents;

(c) the Registration Statement on Form S-4, as amended or supplemented through the date hereof, and filed with the Securities and Exchange Commission (the “Registration Statement”);

(d) those certain tax representation letters dated May 31, 2018 delivered to us by Parent, Purchaser and the Company (the “Tax Representation Letters”); and

(e) such other instruments and documents related to the formation, organization and operation of Parent, Purchaser and the Company and to the consummation of the Offer and the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

1299 PENNSYLVANIA AVENUE, NW, SUITE 700, WASHINGTON, DC 20004 T: (202) 842-7800 F: (202) 842-7899 WWW.COOLEY.COM

MTGE Investment Corp.

May 31, 2018

Page Two

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) All representations, warranties and statements made or agreed to by Parent, Purchaser and the Company, their managements, employees, officers, directors, members and stockholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto), the Offer Documents, the Registration Statement, and the Tax Representation Letters are true, complete and accurate at all relevant times;

(c) All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d) The Offer and the Merger will be consummated in accordance with the Agreement without any waiver, breach or amendment of any material provision thereof, and the Offer and the Merger will each be effective under applicable state law;

(e) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification; and

(f) The opinion dated May 31, 2018 rendered by Wachtell, Lipton, Rosen & Katz, pursuant to Section 7.11 and clause (E)(5)(i) of Annex B of the Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, in our opinion the Offer and the Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Offer and the Merger or the other transactions contemplated by the Agreement and does not address the federal tax consequences of any transaction other than the Offer and the Merger as described in the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Offer and the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Offer and the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

1299 PENNSYLVANIA AVENUE, NW, SUITE 700, WASHINGTON, DC 20004 T: (202) 842-7800 F: (202) 842-7899 WWW.COOLEY.COM

MTGE Investment Corp.

May 31, 2018

Page Three

This opinion only represents our best judgment as to the federal income tax consequences of the Offer and the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered pursuant to Section 7.11 and clause (E)(5)(ii) of Annex B of the Agreement. It is intended solely for the benefit of the Company and is not to be relied upon for any other purpose or by any other person without our prior written consent.

Sincerely,

Cooley LLP
By:	/s/ Mark Windfeld-Hansen
Mark Windfeld-Hansen

1299 PENNSYLVANIA AVENUE, NW, SUITE 700, WASHINGTON, DC 20004 T: (202) 842-7800 F: (202) 842-7899 WWW.COOLEY.COM